Exhibit 5.1

[Thelen Reid Brown Raysman & Steiner LLP Letterhead]

June 29, 2007

Rotech Healthcare Inc.

2600 Technology Drive, Suite 300

Orlando, Florida 32804

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Rotech Healthcare Inc., a Delaware corporation (the “Company”), relating to an aggregate of three million one hundred thousand (3,100,000) shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) which may be issued pursuant to the Rotech Healthcare Inc. Common Stock Option Plan and the Rotech Healthcare Inc. Amended and Restated Nonemployee Director Restricted Stock and Stock Option Plan (collectively, the “Plans”).

We have examined originals or copies authenticated to our satisfaction of such corporate records and other documents, and we have made such examinations of law and fact, as we have deemed necessary or appropriate in order to render the opinions hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of all such copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered pursuant to the Registration Statement to be issued pursuant to the Plans, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/    THELEN REID BROWN RAYSMAN & STEINER LLP